Exhibit 99.1

                    American Spectrum Realty, Inc.
    Announces Purchase of 3rd and 4th Buildings in Houston in 2006

    HOUSTON--(BUSINESS WIRE)--March 29, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today its third and fourth purchases in 2006, two office buildings located in Houston, Texas. The first building is located at 2855 Mangum Road and has 71,849 rentable square feet. The building currently has 60 tenants and is 86% leased. The second building is located at 14741 Yorktown Plaza Drive and has 93,912 rentable square feet. It is a single tenant building and is currently 100% occupied by FMC Technologies. These two March purchases increase American Spectrum's total square footage in Texas to approximately 1.3 million square feet and increases its real estate projects in Houston to fifteen.
    The first building's purchase price of $5,400,000 consisted of assumption of debt, proceeds from a tax-deferred exchange, seller financing and the remainder in cash. The second building's purchase price of $11,900,000 consisted of assumption of debt and proceeds from a tax-deferred exchange.
    William J. Carden, President and CEO, stated, "With the acquisition of the four new Houston properties this year, we continue to pursue our goal of increasing our presence in our core markets of Texas, Arizona and California."
    Management and leasing of the buildings will be handled by personnel at American Spectrum's corporate headquarters located in Houston. Any leasing inquiries should be directed to Bill McGrath, CCIM, Regional Leasing Representative, at 713-706-6200.
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 23 office, industrial, and retail properties aggregating approximately 1.9 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.



    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200